PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan

1.       Purpose.   The purpose of this Amended and Restated 2004 Stock Award and Incentive Plan (the "Plan") is to aid PDI, Inc., a Delaware corporation (the "Company"), in attracting, retaining, motivating and rewarding employees, non employee directors, and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Pmiicipa11ts.

2.        Definitions.   In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

"Annual Incentive Award" means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

"Award" means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of Mother award, Dividend Equivalent, Other Stock-Based Award, Performa11ce Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

"Beneficiary" means the legal representatives of the Participant's estate entitled by will or the laws of descent a11d distribution to receive the benefits under a Participant's Award upon a Participant's death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the "Beneficiary" instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Pmiicipa11t in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant's Award upon such Participant's death.  Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Pmiicipa11t's spouse shall be subject to the written consent of such spouse.

"Board" means the Company's Board of Directors.

"Cause" shall mean Cause" as such term is defined in the Participant's employment agreement, or if none shall exist, as any of the following: (a) the Participant's conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (b) conduct of the Participant related to the Participant's employment for which either criminal or civil penalties against the Participant or the

Company may be sought; (c) material violation of the Company's policies, including, but not limited to those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in Company manuals or statements of policy; or (d) serious neglect or misconduct in the performance of the Participant's duties for the Company or willful or repeated failure or refusal to perform such duties.

"Change in Control" and related terms have the meanings specified in Section 9.

"Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

"Committee" means the Compensation and Management Development Committee of the Board, the composition and governance of  which is established in the Committee's Charter as approved from time to time by the Board and subject to any applicable NASDAQ rule or regulation and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan.  The full Board may perform any function of the Committee hereunder, in which case the term "Committee" shall refer to the Board.

"Covered Employee" means an Eligible Person who is a Covered Employee as specified in Section 12G).

"Deferred Stock" means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as "stock units," "restricted stock units," "phantom shares," "performance shares," or other appellations.

"Disability" shall mean a disability described in Section 422(c)(6) of the Code.   The existence of a Disability shall be determined by the Committee in its absolute discretion.

"Dividend Equivalent" means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

"Effective Date" means the effective date specified in Section 12(p). "Eligible Person" has the meaning specified in Section 5.

"Employee Stock Purchase Plan" has the meaning specified in Section 11.

"Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

"Fair Market Value" means, with respect to a share of Stock on an applicable date:

i.
If the principal market for the Stock (the "Market") is a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

ii.
If the Market is the NASDAQ National List, the  NASDAQ Supplemental List or another market, the average of the high bid and low asked price for Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or,

iii.	In the event that neither paragraph i. nor ii. shall apply, the Fair Market Value of a share of Stock on any day shall be determined in good faith by the Committee in a manner consistently applied.

"Incentive Stock Option" or "ISO" means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

"Option" means a right, granted to a Participant under Section 6(b) or 11, to purchase
Stock or other Awards at a specified price during specified time periods.

"Other Stock-Based Awards" means Awards granted to a Participant under Section 6(h). "Participant" means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

"Performance Award" means a conditional right, granted to a Participant under Sections
6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the

Committee, based upon performance criteria specified by the Committee.

"Preexisting Plans" means the Company's 2000 Onmibus Incentive Compensation Plan and the Company's 1998 Stock Option Plan.

"Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) and an "outside director" within the meaning of Regulation 1.162-27 under Code Section 162(m).

"Restricted Stock" means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

"Retirement" means termination of employment from the Company by a Patticipant whose age and years of service together equal65.

"Rule 16b-3" means Rule 16b-3, as from  time to  time in  effect and applicable to Pmticipants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

"Stock" means the Company's Common Stock, and any other equity securities of the

Company that may be substituted or resubstituted for Stock pursuant to Section 12(c).

"Stock Appreciation Rights" or "SAR"  means a right granted to a Participant under
Section 6(c).

3.          Administration.

(a)           Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to  make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 12(b) and other persons claiming rights from or  through a  Participant, and stockholders.  The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b)      Manner of Exercise of Committee Authority.  At anytime that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to officers or managers of the Company or  any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as "performance based compensation" under Code Section 162(m) to fail to so qualify.

(c)       Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Stock Subject to Plan.

;

(a)           Overall Number of Shares Available for  Delive1y.  Subject to adjustment  as provided in Section 12(c), the shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be: (i) 893,916 original shares reserved on the Effective Date of the adoption of the Plan 1(ii) 1,135,000 new shares reserved on the effective date of the Plan's  first amendment  and restatement; (iii) the number of shares remaining under the Preexisting Plans as of the Effective Date; and (iv) the number of shares which become available in accordance with Section 4(b) after the Effective Date.  In order that applicable regulations under the Code relating to ISOs shall be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of ISOs shall be the number specified in clause (i) of the first sentence of this Section 4(a), and, if necessary to satisfy such regulations, that same maximum limit shall apply to the number of shares of Stock that may be delivered in connection with each other type of Award under the Plan (applicable separately to each type of Award).  Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

1  472,162 shares of this original number of 893,916 shares were available for grant on April 1,
2011

(b)       Share Counting Rules.   The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered  differs from the number  of shares previously counted in connection with an Award.  Shares that are potentially deliverable under an Award under the Plan or an award under any Preexisting Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the Participant will not be counted as delivered under the Plan or such Preexisting Plan. Shares that have been issued in connection with an Award (e.g., Restricted Stock) or Preexisting Plan award that is canceled, forfeited, or settled in cash such that those shares are returned to the Company will again be available for Awards.  Shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to be available for Awards under the Plan.  The foregoing notwithstanding, if issued shares are returned to the Company, including upon a cash out of Restricted Stock, surrender of shares in payment of an exercise price or taxes relating to an Award, or withholding of shares in payment of taxes upon vesting of Restricted Stock, such shares shall not become available again under the Plan if the transaction resulting in the return of shares occurs more than ten years after the date of the most recent shareholder approval of the Plan, and othe1wise shares shall not become available under this Section 4(b) in an event that would constitute a "material revision" of the Plan subject to shareholder approval under then applicable rules of the NASDAQ.  In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.  This Section 4(b) shall apply to the share limit imposed to conform to the Treasury regulations governing ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.  Because shares will count against the number reserved in Section 4(a) upon delivery, and subject to the share counting rules under this Section 4(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.           Eligibility and Certain Award Limitations.

(a)       Eligibility. Awards may be granted under the Plan only to Eligible Persons.  For purposes of the Plan, an "Eligible  Person" means an employee of the Company or any subsidiary or affiliate, including any executive officer, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate.

An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan.  For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if  so dete1mined by the Committee.

(b)      Per-Person Award Limitations.   In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as "performance-based compensation" under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), 6(g) or 6(h) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). Subject to Section 4(a), a Participant's Annual Limit, in any year during any part of which the Pa1iicipant is then eligible under the Plan, shall equal 400,000 shares plus the amount of the Participant's unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 12(c).  In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a Perfo1mance Award  under Section 7 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant's Annual Limit, which for this purpose shall equal $3,500,000 plus the amount of the Participant's unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar· year subject to the limitation in the preceding sentence). For this purpose, (i) "earning" means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant's Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6.           Specific Terms of Awards.

(a)       General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 12(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and te1ms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan.  The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may othe1wise require payment of consideration for an Award except as limited by the Plan.

(b)           Options.                 The Committee   is  authorized   to  grant  Options  to

Participants on the following terms and conditions:

(i)       Exercise Price.   The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Section 8(a).

(ii)       Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any ISO or SAR in tandem therewith exceed a period of ten years from the date of grant.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in  part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option "profit," at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)     ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the date of the most recent shareholder approval of the Plan.

(c)           Stock Appreciation Rights.  The Committee is authorized to grant

SARs to Participants on the following tetms and conditions:

(i)     Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a "Limited SAR," the Fair Market Value determined by reference to the Change in Control Price, as defined under Section 9(c) hereof) over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii)       Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of a SAR, which in no event shall exceed a period of ten years from the date of grant. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.  The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, price and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(d)           Restricted Stock.  The Committee is authorized to grant Restricted
Stock to Participants on the following terms and conditions:

(i)        Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)    Forfoiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)     Certificates  for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)      Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e)       Deferred Stock.   The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)       Award and Restrictions.  Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in  combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii)     Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in pmt, including in the event of terminations resulting from specified causes.

(iii)          Dividend Equivalents.  Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f)        Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such tetms as shall be determined by the Committee.

(g)       Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other  investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h)       Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units.  The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i)        Pe1formance Awards.  Performance Awards, denominated in cash or in Stock or other  Awards, may be granted by the Committee in accordance  with Section 7.

7.           Performance Awards, Including Annual Incentive Awards.

(a)       Performance Awards Generally.  The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee.  In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as "performance-based compensation" under Code Section 162(m).

(b)       Pe1jormance Awards  Granted to  Covered  Employees.    If  he Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Perf01mance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i)        PeJformance Goal Generally.   The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b).  The performance goal  shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain."  The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)       Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (1) revenues; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary  or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; (8) stock price or total stockholder return; and (9) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or value added, geographic business expansion goals, cost targets, the acquisition of new clients and/or the retention of existing clients, client satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of  litigation and information technology, goals relating   to acquisitions or divestitures of subsidiaries or affiliates, goals related to entering into or the performance of joint ventures or strategic alliances, and  goals related to the development of new services and markets and the financial performance of the Company related  to such new services and markets, affiliates or joint ventures.  The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)  Performance Period; Timing for Establishing Performance Goals.   Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee.  A performance goal shall be established not later than the earlier of (A) 90 days after the beginning  of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv)       Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv).  The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v)       Settlement of  Performance Awards;  Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee.  The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with  such Performance Awards, but may not exercise  discretion  to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified  shall  be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m).  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior  to the end of a performance period or settlement of such Performance Awards.

(c)      Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee.  Such Annual Incentive Award will be intended to qualify as "performance-based compensation" for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(c).

(i)        Grant  of  Annual Incentive Awards.   Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the  Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period.  The amount(s) potentially payable shall be based upon the achievement of a perf01mance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee.  The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv).  In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be pre-established by the Committee.  In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)       Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d)        Written Determinations.   Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards  and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m).  Specifically the Committee shall certify in writing, in a manner conforming  to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.           Certain Provisions Applicable to Awards.

(a)       Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b)       Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c)       Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis.  The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events.  Installment or deferred payments may be required by the Committee (subject to Section 12(e)) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d)       Exemptions from Section 16(b) Liability.  With  respect to a Participant who is then subject to the reporting requirements of  Section 16(a) of  the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in  other non-exempt transactions under the Plan.  The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award in order to avoid a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b).  Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

9.           Change in Control.

(a)       Effect of "Change in Control" on Non-Performance Based Awards.  In the event of a "Change in Control," the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Awm·d document:

(i)       All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall  apse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Pm1icipant or other express election to defer beyond the Change in Control and subject to applicable restrictions set fot1h in Section 12(a);

(ii)       Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for "cause" (as defined in any employment or severance agreement between the Company or its subsidiary or affiliate and the Participant then in effect or, if none, as defined by the Committee and in effect at the time of the Change in Control), subject only to applicable restrictions set forth in Section 12(a); and

(iii)      The Committee may, in its discretion, determine to extend to any Pat1icipant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered  by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant  who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered  by such Award, to receive  in cash the Change in Control Price multiplied  by the number of shares of Stock covered by such Award. In addition, the Committee may provide that Options and SARs shall be subject to a mandatory cash-out in lieu of accelerated vesting, in order to limit the extent of "parachute payments" under Sections 280G and 4999 of the Code.

(b)       Effect of "Change in Control" on Performance-Based Awards.  In the event of a "Change in Control," with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant.

(c)           Definition of "Change in Control."  A "Change in Control" shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following (whether as a result of a series of transactions or an isolated event): (1) the consummation of any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 55% of the surviving corporation; (2) the consummation of any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership, directly or indirectly, of voting securities of the Company (defined as Stock of the Company or any securities having voting rights that the Company may issue in the future) and rights to acquire voting securities  of the Company  (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting  securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board of the Company, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities  and rights to acquire voting  securities having voting power  equal to 25% or more of the combined voting power of the Company's the outstanding voting securities by any person, corporation or other entity or group thereof acting jointly unless such acquisition as is described in this part (4) is expressly approved by resolution of the Board of the Company passed upon affirmative vote of not less than a majority of the Board  and adopted at a meeting of the Board held not later than the date of the next regularly scheduled or special meeting held following the date the Company obtains actual knowledge  of such acquisition  (which approval may be limited in purpose and effect solely to affecting the rights of a Participant under this Plan).  Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(l)(F) of the Code, or a transaction of similar effect, shall not constitute a Change in Control.

(d)       Definition of "Change in Control Price."  The "Change in Control Price" means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair

Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

10.          Additional Award Forfeiture Provisions.

(a)       Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements.  Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section l0(b)(i), (ii), or (iii) occurs (a "Forfeiture Event"), all of the following forfeitures will result, such forfeitures to be effective at the later of the occurrence of the Forfeiture Event or the Participant's termination of employment:

(i)        The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)       The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefore by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant's employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant  ceased to  be so employed.  For purposes of  this Section, the term "Award  Gain" shall mean (i) in respect of  a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii) in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection with such settlement.

(b)       Events   Triggering  Forfoiture.   The forfeitures  specified   n Section l0(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant's  employment by the Company or a subsidiary or affiliate or during the one-year period following termination of such employment:

(i)           The Participant, acting alone or  with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant's interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces, or attempts to influence, any client or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtain, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company.  For purposes of this Section 10(b)(i), a Participant's  interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant's interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)      The Participant discloses, uses, sells, or otherwise transfers, except in the performance of the Participant's duties while employed by or providing service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company's current and potential clients, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain without fault of the Participant, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;

(iii)     The Participant fails to cooperate with the Company or any subsidiary or affiliate by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or

(iv)           The Participant is terminated for Cause.

(c)       Agreement Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates.  Rather, the non-occurrence of the Forfeiture Events set forth in Section 1O(b) is a condition to the Participant's  right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein.  The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d)       Committee Discretion.   The Committee may, in its discretion, waive in whole or in part the Company's right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company.  In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11.          Employee Stock Purchase Program.

(a)       Stock Available for Awards.  The aggregate number of shares of Stock that may be granted as Options under the Employee Stock Purchase Plan ("ESPP") shall be determined on an annual basis by the Committee.  Shares shall be deemed to have been granted under the ESPP only to the extent actually issue and delivered pursuant to the Award.  To the extent that an Award lapses or the rights of the Participant to terminate, any shares of Stock subject to such Award shall again be available for the grant of future Stock Awards.

(b)       Eligibility.  An Award made pursuant to the ESPP may be granted to an individual who, at the time of grant, is an employee of the Company or a subsidiary and has been determined to be eligible for participation.  An Award made pursuant to the ESPP may be granted on more than one occasion to the same person; each Award shall be evidenced by a written instrument duly executed by or on behalf of the Company. Notwithstanding  the foregoing, no employee of the Company or a subsidiary  shall be granted an Option if such employee, immediately after the Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or five percent (5%) or more of the value of all classes of stock of the Company or any subsidiary.  For the purpose of determining stock ownership, the rules of Section 424(d) of the Code shall apply.  In addition, the Stock which the Participant may purchase under any outstanding Options shall be treated as stock owned by the Participant.  The Committee may exclude the following employees from receiving Options under the ESPP:

(1) Employees who have been employed by the Company or a subsidiary less than two (2) years;

(2) Employees whose customary employment with the Company or a subsidiary is twenty (20) hours or less per week;

(3) Employees whose customary employment with the Company or a subsidiary is not for more than five (5) months in any calendar year; and

(4) Highly compensated employees within the meaning of Section 414(q) of the Code.

(c)        Employee Stock Purchase Plan Stock Option Agreement. Each Option shall be evidenced by an Option Agreement between the Company and the Participant which shall contain such terms and conditions as may be approved by the Committee and are consistent with Section 423 of the Code.  The terms and conditions of the respective Option Agreements need not be identical.  Each Option Agreement shall specify the effect of termination of employment, total and permanent Disability, Retirement or death on the exercisability of the Option.  Under each Option Agreement, a Participant shall have the right to appoint any individual or legal entity in writing as his or her Beneficiary in the event of his or her death.  Such designation may be revoked in writing by the Participant at any time and a new Beneficiary may be appointed in writing on the form provided by the Committee for such purpose.  In the absence of such appointment, the Beneficiary shall be the legal representative of the Participant's estate.

(d)       Option Period.  The term of each Option shall be as specified by the Committee at the date of grant and shall be stated in the Option Agreement; provided, however, that an Option may not be exercised after the expiration of:

(I)    Five (5) years from the date such Option is granted if the ESPP requires that the Option price must be not less than eighty-five percent (85%) of the Fair Market Value of the Stock at the time the Option is exercised; or

(2)   Twenty-Seven (27) months from the date such Option is granted if the Option provides for an Option Price in some other permissible manner under Section 423 of the Code (such as a flat dollar amount).

(e)       Limitation on Exercise of Option.  An Option may be exercisable in whole or in such installments and at such times as determined by the Committee and the applicable te1m relating to the exercise of the option shall be stated in the Option Agreement and must be uniform for all employees with the following exceptions: (1) the Committee may limit the maximum number of Options that can be exercised under the ESPP, and (2) the Committee may limit the amount of Options that all employees may be granted to a specified relationship to total compensation or the base or regular rate of compensation; and provided, however, that an Option may be exercised at the rate of at least twenty percent (20%) per year over five (5) years from the date it is granted.

(f)        Special Limitation Regarding Exercise of Option.  No employee may be granted an Option which permits his or her rights to exercise Options under the

ESPP of the Company and subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time of grant) for each calendar year in which such Option is outstanding at any time. For the purpose of this rule:

(1) The right to purchase Stock under an Option accrues when the Option (or any pot1ion thereof) first becomes exercisable during the calendar year;

(2)  The right to purchase Stock under an Option accrues at the rate provided in the Option, but in no case shall such rate exceed $25,000 of Fair Market Value of such stock (determined at the time of grant) for any one calendar year; and

(3) A right to purchase Stock which has accrued under one Option granted pursuant to the Plan may not be carried over to any other Option.

The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations, and other administrative pronouncements which Options will not constitute Options under Section 423 of the Code because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.

(g)       Option Price.   The purchase price of Stock issued under each Option shall be determined by the Committee and shall be stated in the Option Agreement, but such purchase price shall not be less than the lesser of:

(1) An amount equal to eighty-five percent (85%) of the Fair Market Value of the Stock at the time the Option is granted; or

(2) An amount which under the terms of the Option may not be less than eighty-five percent (85%) of the Fair Market Value of such Stock at the time of the exercise of the Option.

(h)       Options and Rights in Substitution for Stock Options Granted by Other Companies.  Options may be granted under the Plan from time to time in substitution for stock options held by employees of companies who become, or who became prior to the Effective Date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing company with the Company, or such subsidiary, or the acquisition by the Company or a subsidiary of all or a portion of the assets of the employing company with the result that such employing company becomes a subsidiary; provided that any such Option grant shall not serve as a direct or indirect reduction in the exercise price of the stock options for which the substitution was made.

12.           General Provisions.

(a)       Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of  Stock or  payment of  other benefits under any Award until completion  of such registration  or qualification  of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the  issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules,  and regulations,  listing requirements, or other obligations.  The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undetake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)           Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant 1mder the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any pa1iy (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are pe1mitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all te1ms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)       Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or prope1iy other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option.  In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding  pool relating thereto) in recognition of unusual or recurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as "performance-based compensation"  under Code Section 162(m) and regulations thereunder.

(d)           Tax Provisions.

(i)        Withholding.  The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Pa11icipant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Pm1icipants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's withholding obligations, either on a mandatory or elective basis in the discretion of the Committee.  Other provisions  of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock  may be withheld if such withholding would not result in additional accounting expense to the Company.

(ii)       Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)   Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant  shall  make  any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e)        Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company's stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f)        Right of Setoff.  The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or  its subsidiary or affiliate may owe to the Participant from time to  time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section l0(a), although the Participant shall remain liable for any part of the Participant's payment obligation not satisfied through such deduction and setoff.  By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 12(f).

(g)       Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation.  With respect to any payments  not yet made to a Participant  or obligation  to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such

Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan.  Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)       Non-exclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive at arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)       Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall  be forfeited or otherwise eliminated.

G)       Compliance with Code Section 162(m).  It is the intent of  the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to  Covered Employees subject  to  Section 7  shall constitute qualified "performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Pat1icipant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)           Limitation on Repricing.  Unless such action is approved by the
Company's stockholders or is pursuant to Section 12(c)(iii) and (iv)  above: (i) no outstanding Option or SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option or SAR, (ii) the Board may not cancel any outstanding option or stock appreciation right (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option or stock appreciation right and (iii) the Company may not repurchase for cash Options or SARs granted under the Plan with an exercise price that is more than 100% of the Fair Market Value of a share of Stock on the date of repurchase.

(I)        Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m)     Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.  An Award may  be  modified under this  Section 12(m) in a manner that  is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n)       Limitation on Rights Conferred under Plan.  Neither the Plan nor any action  taken hereunder shall  be construed as  (i) giving any  Eligible Person  or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person's or Participant's employment or service at any time, (iii) giving an  Eligible Person  or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o)       Severability; Entire Agreement.  If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements (unless an employment agreement entered into between the Company and the Participant specifically  provides contradictory terms,  in which case the terms of the employment agreement shall govern), promises, covenants, arrangements, communications,  representations  and warranties  between them, whether written or oral with respect to the subject matter thereof.

(p)           Plan Effective Date and Termination.  The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present in person or by proxy and entitled to vote on the subject matter at a duly held meeting of stockholders at which a quorum is present.  Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.